UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 26, 2008

                            MUELLER INDUSTRIES, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)

   Delaware                        1-6770                    25-0790410
   --------                        ------                    ----------
(State or other                (Commission File            (IRS Employer
jurisdiction of                   Number)                Identification No.)
incorporation)


           8285 Tournament Drive Suite 150
                     Memphis, Tennessee                              38125
                     ------------------                              -----
         (Address of principal executive offices)                  (Zip Code)


         Registrant's telephone number, including area code: (901) 753-3200
                                                             --------------


                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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Item 1.01.  Entry into a Material Definitive Agreement.

     On December 26, 2008, Mueller Industries, Inc. (the "Company") entered into an amended and restated employment agreement with Gregory L. Christopher, the Company's Chief Executive Officer. A copy of the employment agreement (the "Agreement") is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Agreement contained herein is qualified in its entirety by reference to the Agreement. The Agreement has been reviewed and approved by the Compensation Committee and the full Board of Directors of the Company.

     Pursuant to the Agreement, Mr. Christopher serves as Chief Executive Officer of the Company. The Agreement has a rolling three year term (the "Term") that will be automatically extended every day such that the unexpired term is always three years, until such time as either party gives written notice of its election not to extend such term. The Term will end three years from the date on which such notice is given unless it is terminated earlier upon Mr. Christopher's termination of employment.

     Under the Agreement, Mr. Christopher will receive a base salary of $600,000 per year, which will be adjusted upward annually at a rate commensurate with increases granted to other key executives, and a discretionary annual cash bonus. The Agreement provides for reimbursement for reasonable business and travel expenses in addition to base salary, and participation in all bonus, incentive, stock option, pension, disability and health plans and programs and all fringe benefits maintained by the Company in which senior executives are entitled to participate. In addition, to the extent necessary, the Company is obligated to make tax "gross up" payments to address excise taxes that may be imposed upon Mr. Christopher under applicable tax laws in connection with a change in control of the Company.

     Upon a termination of Mr. Christopher's employment due to his death or disability, he will be entitled to receive his base salary and annual bonus prorated on a calendar day basis through the date of such termination.

     Upon a termination of Mr. Christopher's employment by the Company without "cause" or by Mr. Christopher for "good reason" (as each is defined in the Agreement), he will be entitled to the following: (i) continuation of his then current base salary as if his employment had continued for the remainder of the Term, (ii) an annual amount for each year remaining in the Term equal to the average of all bonuses paid to Mr. Christopher in each calendar year for the three calendar years preceding the notice of termination (including, without limitation, his discretionary annual cash bonus), (iii) immediate vesting of all of the outstanding unvested Company stock options then held by Mr. Christopher, and (iv) an amount equal to Mr. Christopher's monthly cost of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 for each month until and including the month that he reaches age 65, including any increases in such monthly cost which may occur from the date of termination until he reaches age 65. In addition, Mr. Christopher will be eligible to continue to participate in all of the Company's health plans and programs until he reaches the age of 65, at his own expense.

     Upon a termination of Mr. Christopher's employment (i) on account of the expiration of the Term following delivery of a notice of non-renewal, (ii) by the Company for cause or (iii) by


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Mr. Christopher other than for good reason, Mr. Christopher will receive any accrued but unpaid base salary and the Company's obligation to pay any other compensation and benefits will cease as of the date of such termination.

     If Mr. Christopher terminates his employment in connection with a "change in control" (as such term is defined in the Agreement) he will be entitled to the same payments and benefits to which he is entitled upon a termination without cause or resignation for good reason, except that (i) the bonus portion of his cash severance will be equal to the product of the average of all bonuses paid during the three years preceding termination multiplied by the number of years remaining in the Term, and (ii) his cash severance payments will be paid in a lump sum as opposed to in installments.

     During the Term and for the twelve month period following a termination of his employment for any reason, Mr. Christopher will be subject to non-competition and non-solicitation covenants. Generally, the non-competition covenant prevents Mr. Christopher from engaging in activities that are competitive with the business of the Company in any geographic area in which the Company does business and the non-solicitation covenant prevents Mr. Christopher from soliciting or hiring any person who was a full-time employee of the Company during the 24-month period preceding the termination of his employment. The Agreement also contains standard confidentiality provisions.

Item 9.01.  Exhibits.

Exhibit No.  Description
-----------  -----------

10.1         Amended and Restated Employment Agreement of Gregory L. Christopher



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    MUELLER INDUSTRIES, INC.,


                                    By:    /s/ Gary C. Wilkerson
                                           -------------------------------------
                                    Name:  Gary C. Wilkerson
                                    Title: Vice President, General Counsel and
                                           Secretary

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                                  EXHIBIT INDEX


Exhibit No.  Description
-----------  -----------

10.1         Amended and Restated Employment Agreement of Gregory L. Christopher